SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2006
ViaSat, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21767	33-0174996

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
6155 El Camino Real
Carlsbad, California 92009
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (760) 476-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities
     On June 20, 2006, ViaSat, Inc., a Delaware corporation (“ViaSat”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among ViaSat, ETI Merger Company, a Delaware corporation and a wholly-owned subsidiary of ViaSat (“Merger Sub”), Enerdyne Technologies, Inc., a Delaware corporation (“Enerdyne”), HPLX Funding, LLC, a Delaware limited liability company and the sole preferred stockholder of Enerdyne (“HPLX”), and Brandon L. Nixon, Steven H. Gardner, Paul P. Wickman and Michael B. Kulinski, each an individual and a common stockholder of Enerdyne (Messrs. Nixon, Gardner, Wickman and Kulinski together, the “Enerdyne Common Stockholders”), pursuant to which on June 20, 2006 Merger Sub merged with and into Enerdyne (the “Merger”) and Enerdyne survived the Merger as a wholly-owned subsidiary of ViaSat. Under the terms of the Merger Agreement, the closing consideration was approximately $17.0 million (excluding transaction expenses and a working capital adjustment payment) plus an earn-out provision for up to approximately $8.7 million of additional consideration. The initial $17.0 million of consideration was paid by ViaSat to HPLX and the Enerdyne Common Stockholders at the closing in the form of 647,049 shares of ViaSat common stock (the “Closing Shares”) and cash in the amount of approximately $637,000. The payment of the earn-out consideration will be based on Enerdyne achieving certain earnings performance in any fiscal year up to and including ViaSat’s 2010 fiscal year (as well as projected earnings performance for the one-year period thereafter). No portion of the earn-out is guaranteed. The earn-out consideration, if earned, is payable after the fiscal year in which Enerdyne achieves the specified earnings performance. The earn-out, if any, will be paid by ViaSat in shares of ViaSat common stock (the “Earn-out Shares”), valued based on a 20-day closing average prior to issuance, unless the closing average is at or below $23.00 per share, in which case ViaSat may elect to pay some or all of the earn-out in cash.
     ViaSat has agreed to file registration statements with the Securities and Exchange Commission registering the Closing Shares, the Make Whole Shares, and the Earn-out Shares, if any, for resale. In addition, to the extent that the value of the Closing Shares issued to HPLX, together with the amount of any proceeds from the sale of such shares within forty-five (45) days after the effectiveness of the initial resale registration statement, is less than the value of the Closing Shares at issuance, ViaSat has agreed to transfer to HPLX up to 71,967 additional shares of ViaSat common stock to cover such difference. Likewise, to the extent that the value of the Closing Shares issued to HPLX, together with the amount of any proceeds from the sale of such shares within forty-five (45) days after the effectiveness of the initial resale registration statement, is greater than the value of the Closing Shares at issuance, HPLX has agreed to return to ViaSat for cancellation up to 71,967 shares of ViaSat common stock to cover such difference. In the case of the Enerdyne Common Stockholders (who have agreed not to sell any Closing Shares prior to the later of (a) thirty (30) days after the closing date or (b) the effective date of the initial resale registration statement (the “Make Whole Deadline”)), to the extent that the value of the Closing Shares on the Make Whole Deadline is less than eighty percent (80%) of the value of the Closing Shares at issuance, ViaSat has agreed to transfer to the Enerdyne Common Stockholders up to 25,088 additional shares of ViaSat common stock (together with the 71,967 ViaSat shares of common stock referenced above, the “Make Whole Shares”) to cover such difference (i.e., the difference between the value of the Closing Shares on the Make Whole Deadline and 80% of the value of the Closing Shares at issuance); and to the extent that the value of the Closing Shares on the Make Whole Deadline is greater than one hundred twenty percent (120%) of the value of the Closing Shares at issuance, the Enerdyne Common Stockholders have agreed to return to ViaSat for cancellation up to 25,088 shares of ViaSat common stock to cover such difference (i.e., the difference between the value of the Closing Shares on the Make Whole Deadline and 120% of the value of the Closing Shares at issuance).
     The issuance of common stock pursuant to the Merger Agreement is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder, based upon representations that ViaSat has obtained from each Enerdyne stockholder receiving such shares that the stockholder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.
     A copy of the press release announcing the acquisition of Enerdyne is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description of Exhibit
99.1	Press release issued by ViaSat, Inc. on June 21, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.
Date: June 23, 2006	By:	/s/ Richard Baldridge
		Name:	Richard Baldridge
		Title:	President and Chief Operating Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
99.1	Press release issued by ViaSat, Inc. on June 21, 2006